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                                                                      EXHIBIT 11


                       EXTENDICARE HEALTH SERVICES, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                             (DOLLARS IN THOUSANDS)

                                         Three Months ended          Nine Months ended
                                            September 30                September 30
                                        1998           1997         1998             1997
                                      --------       -------      --------        --------
Net Earnings                          $ 24,243       $ 8,154      $ 28,451        $ 28,630
Weighted Average Number of
 Common Shares Outstanding                 947           947           947             947
                                      --------       -------      --------        --------
Net earnings per Common Share         $     26       $     8      $     30        $     30
                                      ========       =======      ========        ========

The Company does not have a complex capital structure and therefore, only has basic earnings per share.